As Filed With the Securities and Exchange Commission on June 4, 2008

Registration Nos. 333-143568
333-72541
333-40883

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 ON
  REGISTRATION STATEMENT 333-143568
REGISTRATION STATEMENT 333-72541
REGISTRATION STATEMENT 333-40883
UNDER THE
SECURITIES ACT OF 1933

SPARTA, Inc.
(Exact name of registrant as specified in its charter)

Delaware	63-0775889
(State of Incorporation)	(I.R.S. Employer Identification No.)
25531 Commercentre Drive, Suite 120
Lake Forest, California 92630
(949) 768-8161
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2007 Stock Plan
SPARTA, Inc. Profit Sharing Plan
1997 Stock Plan
(Full title of the plans)

David E. Schreiman
Vice President and Chief Financial Officer
1911 N. Fort Myer Drive, Suite 1100
Arlington, VA 22209
(703) 558-0036
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Joseph P. Kubarek, Esq.
Jaeckle Fleischmann & Mugel, LLP
800 Fleet Bank Building
Twelve Fountain Plaza
Buffalo, New York 14202
(716) 856-0600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) of SPARTA, Inc. (the “Company”):
1.	Registration Statement on Form S-8 (File No. 333-143568), registering 10,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company under the Company’s 2007 Stock Plan, filed with the Securities and Exchange Commission (the “SEC”) on June 7, 2007;

2.	Registration Statement on Form S-8 (File No. 333-72541), registering 1,500,000 shares of Common Stock under the SPARTA, Inc. Profit Sharing Plan, filed with the SEC on February 17, 1999; and

3.	Registration Statement on Form S-8 (File No. 333-40883), registering 14,000,000 shares of Common Stock of the Company under the Company’s 1997 Stock Plan, filed with the SEC on November 24, 1997.
     On June 3, 2008 (the “Effective Date”), the Company, Cobham Holdings Inc., a Delaware corporation (“Parent”) and Rocob Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), completed the previously announced merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of January 15, 2008, among the Company, Parent and Merger Sub (the “Merger Agreement”). As of the Effective Date of the Merger, each share of Common Stock issued and outstanding, was converted into the right to receive $77.60 per share in cash, without interest.
     As a result of and as of the Effective Date of the Merger, the Company has terminated all offerings of its Common Stock. Pursuant to Rule 478(a)(4) under the Securities Act of 1933, as amended, the Company hereby deregisters any and all shares of Common Stock originally reserved for issuance under the 2007 Stock Plan, the SPARTA, Inc. Profit Sharing Plan and the 1997 Stock Plan and registered under the Registration Statements on Form S-8 listed above, filed with the SEC on the dates listed above, which have not been issued as of the Effective Date.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia, on June 4, 2008.

SPARTA, INC.
By:	/s/ David E. Schreiman
David E. Schreiman, Vice President and
Chief Financial Officer